Product supplement H	Registration Statement No. 333-137902
To prospectus dated October 10, 2006 and	dated October 10, 2006
prospectus supplement dated November 13, 2006	Rule 424(b)(2)

Deutsche Bank AG

Notes Linked to Light Sweet Crude Oil Futures

General

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Deutsche Bank AG may from time to time offer and sell notes linked to Light Sweet Crude Oil Futures. This product supplement describes terms that will apply generally to the notes and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as pricing supplements. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement shall control.

•	The notes are the senior unsecured obligations of Deutsche Bank AG.

•	Payment is linked to Light Sweet Crude Oil Futures as described below.

•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” in this product supplement.

•	The notes will be issued in minimum denominations of $10.00 and integral multiples thereof, unless otherwise specified in the relevant pricing supplement.

•	Investing in the notes is not equivalent to investing in a light sweet crude oil futures contract.

•	The notes will not be listed on any securities exchange unless otherwise specified in the relevant pricing supplement.

Investing in the notes involves a number of risks. See “ Risk Factors” in this product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement, the accompanying prospectus supplement and prospectus, or any related pricing supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank AG

January 29, 2007

SUMMARY TERMS

Light Sweet Crude Oil Futures	The price of the NYMEX generic first nearby light sweet crude oil futures contract (“Oil”), as described more fully below.

Payment at Maturity

(Notes without a Barrier)	For notes without a barrier, the amount you will receive at maturity is based on the value of the Oil Ending Level relative to the Oil Starting Level (or the Strike Level, if applicable).

If the Oil Ending Level is greater than the Oil Starting Level (or the Strike Level, if applicable), you will receive a cash payment per $10.00 principal amount note that provides you with a return on your investment equal to the Oil Return multiplied by the Upside Participation Percentage, subject, if applicable, to the Maximum Gain on the note. If applicable, the “Maximum Gain” on the note is a percentage of the principal amount which we will determine on the pricing date and which will be set forth in the applicable pricing supplement. Accordingly, if the relevant pricing supplement specifies a Maximum Gain for the notes, the appreciation potential of the notes will be limited by the Maximum Gain even if the Oil Return multiplied by the Upside Participation Percentage, also referred to as a Multiplier, would yield a return that is greater than the Maximum Gain. Subject to any applicable Maximum Gain on the note, your final payment per note will be calculated as follows:

$10.00 + ($10.00 x Oil Return x Upside Participation Percentage)

If the Oil Ending Level is equal to the Oil Starting Level (or the Strike Level, if applicable), you will receive a cash payment of $10.00 per $10.00 note principal amount.

If the Oil Ending Level is less than the Oil Starting Level (or the Strike Level, if applicable), you will lose 1% of the principal amount of your notes for every 1% that Oil declines beyond the Oil Starting Level (or the Strike Level, if applicable) multiplied by the Downside Participation Percentage, if applicable, and your final payment per $10.00 note principal amount will be calculated, unless otherwise specified in the applicable pricing supplement, as follows:

$10.00 + ($10.00 x (Oil Return x Downside Participation Percentage))

For notes without a barrier, you will lose some or all of your investment at maturity if the Oil Ending Level is less than the Oil Starting Level (or the Strike Level, if applicable).

Payment at Maturity
(Notes with a Barrier)	For notes with a barrier, the amount you will receive at maturity is based on the value of the Oil Ending Level relative to the Oil Starting Level (or the Strike Level, if applicable) and the Barrier

Amount, which will be less than the Oil Starting Level and will be expressed as a positive percentage. The Barrier Amount will be set forth in the applicable pricing supplement.

If the Oil Ending Level is greater than the Oil Starting Level (or the Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Oil Return multiplied by the Upside Participation Percentage, subject, if applicable, to the Maximum Gain on the note. If applicable, the “Maximum Gain” on the note is a percentage of the principal amount which we will determine on the pricing date and which will be set forth in the applicable pricing supplement. Accordingly, if the relevant pricing supplement specifies a Maximum Gain for the notes, the appreciation potential of the notes will be limited by the Maximum Gain even if the Oil Return multiplied by the Upside Participation Percentage, also referred to as a Multiplier, would yield a return that is greater than the Maximum Gain. Subject to any applicable Maximum Gain on the note, your final payment per $10.00 principal note will be calculated as follows:

$10.00 + ($10.00 x Oil Return x Upside Participation Percentage)

If the Oil Ending Level is equal to the Oil Starting Level (or the Strike Level, if applicable), you will receive a cash payment of $10.00 per $10.00 principal amount note.

Your principal will be protected against a decline in Oil up to the Barrier Amount. If the Oil Ending Level is less than the Oil Starting Level (or the Strike Level, if applicable) and the difference is equal to or less than the Barrier Amount, you will receive the principal amount of your notes at maturity.

Your investment will be exposed to any decline in Oil beyond the Barrier Amount. If the Oil Ending Level is less than the Oil Starting Level (or the Strike Level, if applicable) by more than the Barrier Amount, for every 1% decline of Oil beyond the Barrier Amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the Downside Participation Percentage, and your final payment per $10.00 principal amount note will be calculated, unless otherwise specified in the applicable pricing supplement, as follows:

$10.00 + ($10.00 x (Oil Return + Barrier Amount) x Downside Participation Percentage)

For notes with a barrier, you will lose some or all of your investment at maturity if the Oil Ending Level is less than the Oil Starting Level (or the Strike Level, if applicable) by more than the Barrier Amount.

Other Terms

In each case if applicable, the “Maximum Gain”, “Barrier Amount”, “Multiplier”, “Upside Participation Percentage” and “Downside Participation Percentage” will be specified in the relevant pricing supplement.

Oil Return	Unless otherwise specified in the applicable pricing supplement:

Oil Ending Level – Oil Starting Level (or Strike Level, if applicable)
Oil Starting Level (or Strike Level, if applicable)

Oil Starting Level	The Oil closing level on the initial valuation date, or such other date or dates as specified in the applicable pricing supplement.

Oil Ending Level

The Oil closing level on the Final Valuation Date, or the arithmetic average of the Oil closing levels on each of the Averaging Dates, or such other date or dates as specified in the applicable pricing supplement.

Strike Level

The relevant pricing supplement may specify an Oil level other than the Oil Starting Level to be used for calculating the Oil Return and the amount payable at maturity, if any. For example, the relevant pricing supplement may specify that a Strike Level, equal to 95% of the Oil Starting Level, shall be used to calculate the Oil Return.

Valuation Date(s)

The Oil Ending Level will be calculated on a single date which we refer to as the Final Valuation Date, or on several dates, each of which we refer to as an Averaging Date, as specified in the relevant pricing supplement. We refer to such dates generally as Valuation Dates in this product supplement. Any Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes—Payment at Maturity.”

Maturity Date

As specified in the relevant pricing supplement. The Maturity Date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes—Payment at Maturity.”

In making your investment decision, you should rely only on the information contained or incorporated by reference in the pricing supplement relevant to your investment, this product supplement and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant pricing supplement and this product supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in the relevant pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

The notes described in the relevant pricing supplement and this product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this product supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to Deutsche Bank AG, including, as the context may require, acting through one of its branches.

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement nor the accompanying prospectus supplement, prospectus or pricing supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement nor the accompanying prospectus supplement, prospectus or pricing supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement and accompanying prospectus supplement, prospectus and pricing supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement and the accompanying prospectus supplement, prospectus and pricing supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

DESCRIPTION OF NOTES

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate pricing supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant pricing supplement. The term “note” refers to each $10.00 principal amount of our Notes Linked to Light Sweet Crude Oil Futures.

General

The notes are senior unsecured obligations of Deutsche Bank AG that are linked to Oil. The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant pricing supplement. The notes will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar.

The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of Oil calculated in accordance with the formula set forth below and whether the notes have a Strike Level, Maximum Gain, Barrier Amount, Upside Participation Percentage and/or Downside Participation Percentage.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.

The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

The notes will be issued in denominations of $10.00 and integral multiples thereof, unless otherwise specified in the relevant pricing supplement. The principal amount and issue price of each note is $10.00, unless otherwise specified in the relevant pricing supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of Notes—Form, Legal Ownership and Denomination of Notes” in the prospectus supplement and “Forms of Securities—Global Securities” in the prospectus.

The specific terms of the notes will be described in the relevant pricing supplement accompanying this product supplement. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant pricing supplement shall control.

Payment at Maturity

The Maturity Date for the notes will be set forth in the relevant pricing supplement and is subject to adjustment if such day is not a business day or if the Final Valuation Date is postponed as described below. We will also specify whether or not the notes have a barrier and the amount of any such barrier in the relevant pricing supplement.

Notes With a Barrier. For notes with a barrier, the amount you will receive at maturity is based on the value of the Oil Ending Level relative to the Oil Starting Level (or Strike Level, if applicable) and the Barrier Amount.

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If the Oil Ending Level is greater than the Oil Starting Level (or Strike Level, if applicable), you will receive a cash payment per $10.00 principal amount note that provides you with a return on your investment equal to the Oil Return multiplied by the Upside Participation Percentage (also referred to as a Multiplier) subject, if applicable, to the Maximum Gain on the note. If applicable, the “Maximum Gain” on the note is a percentage which we will determine on the pricing date and which will be set forth in the applicable pricing supplement. Accordingly, if the relevant pricing supplement specifies a Maximum Gain for the notes, the appreciation potential of the notes will be limited to the Maximum Gain even if the Oil Return multiplied by the Upside Participation Percentage is greater than the Maximum Gain. Subject to any applicable Maximum Gain, your final payment per $10.00 principal amount note will be calculated as follows:

$10.00 + ($10.00 x Oil Return x Upside Participation Percentage)

•	If the Oil Ending Level is equal to the Oil Starting Level (or Strike Level, if applicable), you will receive a cash payment of $10.00 per $10.00 principal amount note.

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Your principal will be protected against a decline in Oil up to the Barrier Amount. If the Oil Ending Level is less than the Oil Starting Level (or Strike Level, if applicable) and such difference is equal to or less than the Barrier Amount, you will receive the principal amount of your notes at maturity.

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Your investment will be exposed to any decline in the Oil beyond the Barrier Amount. If the Oil Ending Level declines by more than the Barrier Amount, for every 1% decline of Oil beyond the Barrier Amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the Downside Participation Percentage, and your final payment per $10.00 principal amount note will be calculated, unless otherwise specified in the applicable pricing supplement, as follows:

$10.00 + ($10.00 x (Oil Return + Barrier Amount) x Downside Participation Percentage)

For notes with a barrier, you will lose some or all of your investment at maturity if the Oil Ending Level is less than the Barrier Amount.

Notes Without a Barrier. For notes without a barrier, the amount you will receive at maturity is based on the value of the Oil Ending Level relative to the Oil Starting Level (or Strike Level, if applicable).

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If the Oil Ending Level is greater than the Oil Starting Level (or Strike Level, if applicable), you will receive a cash payment per $10.00 principal amount note that provides you with a return on your investment equal to the Oil Return multiplied by the Upside Participation Percentage (also referred to as a Multiplier) subject, if applicable, to the Maximum Gain on the note. If applicable, the “Maximum Gain” on the note is a percentage which we will determine on the pricing date and which will be set forth in the applicable pricing supplement. Accordingly, if the relevant pricing supplement specifies a Maximum Gain for the notes, the appreciation potential of the notes will be limited to the Maximum Gain even if the Oil Return multiplied by the Upside Participation Percentage is greater than the Maximum Gain. Subject to any applicable Maximum Gain, your final payment per $1,000 principal amount note will be calculated as follows:

$10.00 + ($10.00 x Oil Return x Upside Participation Percentage)

•	If the Oil Ending Level is equal to the Oil Starting Level (or Strike Level, if applicable), you will receive a cash payment of $10.00 per $10.00 principal amount note.

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If the Oil Ending Level is less than the Oil Starting Level (or Strike Level, if applicable), for every 1% decline of Oil beyond the Oil Starting Level, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the Downside Participation Percentage, and your final payment per $10.00 principal amount note will be calculated, unless otherwise specified in the applicable pricing supplement, as follows:

$10.00 + ($10.00 x Oil Return x Downside Participation Percentage)

For notes without a barrier, you will lose some or all of your investment at maturity if the Oil Ending Level is less than the Oil Starting Level (or Strike Level, if applicable).

Unless otherwise specified in the applicable pricing supplement, the “Oil Return,” as calculated by the calculation agent, is the percentage change in the closing level of Oil calculated by comparing the Oil closing level on the Final Valuation Date, or the arithmetic average of the Oil closing levels on each of the Averaging Dates, or such other date or dates as specified in the applicable pricing supplement (the “Oil Ending Level”), to the Oil closing level on the pricing date (the “Oil Starting Level”) or to a percentage of the Oil Starting Level (the “Strike Level”). The relevant pricing supplement will specify the Oil Starting Level and the manner in which the Oil Ending Level is determined. The Oil Return, unless otherwise specified in the applicable pricing supplement, is calculated as follows:

Oil Return =	Oil Ending Level – Oil Starting Level (or Strike Level, if applicable)

Oil Starting Level (or Strike Level, if applicable)

In each case, if applicable, the “Barrier Amount,” “Strike Level,” “Maximum Gain,” “Upside Participation Percentage” and “Downside Participation Percentage” will be an amount set forth in the applicable pricing supplement.

The “Oil closing level” on any trading day will equal the closing price for the New York Mercantile Exchange (the “NYMEX”) generic first nearby light sweet crude oil futures contract appearing under the ticker CL1 <CMDTY> as reported by Bloomberg L.P., or its successor, at the close of business on such trading day.

A “trading day” is, unless otherwise specified in the applicable pricing supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchange for Oil.

The “relevant exchange” is, unless otherwise specified in the applicable pricing supplement, the NYMEX.

The Valuation Date(s), which will be either a single date, which we refer to as the Final Valuation Date, or several dates, each of which we refer to as an Averaging Date, will be specified in the applicable pricing supplement and any such date is subject to adjustment as described below. If a Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing; provided, that the Oil closing level for a Valuation Date will not be determined on a date later than the tenth scheduled trading day after the Final Valuation Date, and if such day is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Oil closing level for the Valuation Date on such date in accordance with the formula for and method of calculating the Oil closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in Oil has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled trading day of Oil.

The Maturity Date will be set forth in the applicable pricing supplement. If the scheduled Maturity Date (as specified in the applicable pricing supplement) is not a business day, then the Maturity Date will be the next succeeding business day following such scheduled Maturity Date. If, due to a market disruption event or otherwise, the Final Valuation Date is postponed so that it falls less than three business days prior to the scheduled Maturity Date, the Maturity Date will be the third business day following that Final Valuation Date, as postponed, unless otherwise specified in the applicable pricing supplement. We describe market disruption events in the applicable pricing supplement.

We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

A “business day” is, unless otherwise specified in the applicable pricing supplement, any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

A “market disruption event” is (a) the termination or suspension of, or material limitation or disruption in, the trading of Oil on NYMEX or (b) the failure of NYMEX to publish an official closing price of Oil.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market or by private agreement.

RISK FACTORS

Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing directly in Oil. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes do not pay interest or guarantee the return of your investment.

The notes do not pay interest and may not return any of your investment. The amount payable at maturity will be determined pursuant to the terms described in this product supplement and the applicable pricing supplement. For notes with a barrier, you will lose some or all of your investment at maturity if the Oil Ending Level is less than the Barrier Amount. For notes without a barrier, you will lose some or all of your investment at maturity if the Oil Ending Level is less than the Oil Starting Level (or the Strike Level, if applicable). The applicable pricing supplement will specify whether the notes have a barrier and/or Strike Level.

The appreciation potential of the notes is limited to the Maximum Gain, if applicable.

If the notes are subject to a Maximum Gain, the appreciation potential of the notes is limited to the Maximum Gain. Any applicable Maximum Gain will be a percentage which we will determine on the pricing date and which will be set forth in the applicable pricing supplement. Accordingly, if the relevant pricing supplement specifies a Maximum Gain for the notes, the appreciation potential of the notes will be limited to that Maximum Gain even if the Oil Return multiplied by the Upside Participation Percentage is greater than that Maximum Gain.

The market price of oil will affect the value of the notes and the payment at maturity.

We expect that generally, the value of the notes and the payment at maturity will depend primarily on the market price of oil and oil futures and interest rates. Oil and oil futures prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include macroeconomic factors, including among other things, global or regional economic, financial, political, regulatory, judicial or other events and industry factors such as short-term changes in supply and demand because of trading activities in the oil market and seasonality, such as weather conditions. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Prices can change rapidly due to crude oil supply disruptions stemming from world events, or domestic problems such as refinery or pipeline outages. Crude oil prices are determined with significant influence by the Organization of Petroleum Exporting Countries (“OPEC”). OPEC has the potential to influence oil prices world-wide because its members possess a significant portion of the world’s oil supply. Further, if oil demand rises quickly or supply declines unexpectedly due to refinery production problems or lagging imports, stocks may decline rapidly. When stocks are low and falling, some wholesalers may become concerned that supplies may not be adequate over the short term and bid higher for available product, leading to further price increases. It is not possible to predict the aggregate effect of all or any combination of these factors. The market value of your notes may fluctuate between the date you purchase them and the date when the Calculation Agent will determine your payment at maturity. Historically, there have been occasions when, during a 12-month period, Oil dropped significantly. While historical performance is not an indication of future levels of Oil, there can be no assurance that Oil will not decrease below the Oil Starting

Level resulting in a loss of all or part of your investment. Your notes may trade differently from the market price of oil, and changes in the market price of oil may not result in comparable changes in the market value of your notes. Investing in the notes is not equivalent to investing in futures contracts for light sweet crude oil.

The historical performance of Oil should not be taken as an indication of the performance of Oil during the term of the notes.

The historical performance of Oil should not be taken as an indication of the performance of Oil during the term of the notes. It is impossible to predict whether Oil will rise or fall. Oil will be influenced by complex and interrelated political, economic, financial and other factors that can affect its performance.

Investments linked to the value of Oil may be more volatile than other more traditional securities investments.

The value of Oil is subject to variables that may be less significant to the values of more traditional securities such as stocks and bonds. Variables such as drought, floods, weather, government intervention, embargoes and tariffs may have a larger impact on Oil than on traditional securities. These additional variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities.

Regulation of the commodity futures markets is extensive and constantly changing; future regulatory developments are impossible to predict but may significantly and adversely affect the value of the notes and the amount you will receive at maturity.

Futures contracts and options on futures contracts markets, including those on which Oil is based, are subject to comprehensive statutes, regulations and margin requirements. There is a multi-tiered structure of exchanges in the United States subject to varying degrees of regulation. The Commodity Futures Trading Commission (“CFTC”) and the exchanges are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. The regulation of commodity transactions in the United States is a rapidly changing area of law and is subject to ongoing modification by government and judicial action. In addition, various national governments have expressed concern regarding the disruptive effects of speculative trading in the commodities markets and the need to regulate the derivatives markets in general. The effect of any future regulatory change on the value of the notes is impossible to predict, but could be substantial and adverse to the interests of note holders.

Secondary trading may be limited.

Unless otherwise specified in the relevant pricing supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

Deutsche Bank Securities Inc. (“DBSI”) and its affiliates may act as a market maker for the notes but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which DBSI or its affiliates is willing to buy the notes. If at any time DBSI or its affiliates or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The Oil Ending Level may be less than the Oil closing level at the Maturity Date of the notes or at other times during the term of the notes.

Because the Oil Ending Level may be calculated based on the Oil closing level on one or more Valuation Dates near the end of the term of the notes, the level of Oil at the Maturity Date or at other times during the term of the notes, including dates near the Valuation Date(s), could be higher than the Oil Ending Level. This difference could be particularly large if there is a significant increase in the level of Oil after the Final Valuation Date, or if there is a significant decrease in the level of Oil around the time of the Valuation Date(s) or if there is significant volatility in the Oil during the term of the notes (especially on dates near the Valuation Date(s)). For example, when the Valuation Date for the notes is near the end of the term of the notes, then if Oil levels increase or remain relatively constant during the initial term of the notes and then decrease below the Oil Starting Level (or Strike Level, if applicable), the Oil Ending Level may be significantly less than if it were calculated on a date earlier than the Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested in Oil.

The notes are not designed to be short-term trading instruments.

The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where Oil has appreciated since the pricing date. The potential returns described in the relevant pricing supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the notes. We expect that, generally, the level of Oil on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of Oil. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	changes in supply and demand of Oil;

•	changes in interest rates generally;

•	general economic, financial, political or regulatory conditions or judicial events that affect financial markets generally;

•	governmental, agricultural, trade, fiscal, monetary and exchange control programs and policies;

•	weather and climate conditions;

•	changes in balances of payments and trade;

•	U.S. and international rates of inflation and expectations concerning inflation;

•	currency devaluations and revaluations;

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U.S. and international political and economic events, including governmental and social changes in oil producing countries and conflicts involving oil-producing and other countries, such as the war in Iraq;

•	inflation and expectations concerning inflation;

•	supply and demand for the notes;

•	commodity prices in the market generally; and

•	our creditworthiness, including actual and anticipated downgrades in our credit ratings.

You cannot predict the future performance of Oil based on its historical performance. The value of Oil may decrease such that you may not receive any return of your investment. For notes with a barrier, if the Oil Ending Level declines compared to the Oil Starting Level by more than the Barrier Amount, you will lose some or all of your investment at maturity. For notes without a barrier, if the Oil Return is negative, you will lose some or all of your investment at maturity.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes directly or through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

While the payment at maturity will be based on the full principal amount of your notes as described in the relevant pricing supplement, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes directly or through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Deutsche Bank AG or its affiliates, as a result of such compensation or other transaction costs.

We or our affiliates may have adverse economic interests to the holders of the notes.

Deutsche Bank AG and other affiliates of ours trade Oil and other financial instruments related to Oil on a regular basis, for their accounts and for other accounts under their management. Deutsche Bank AG and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to Oil. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of Oil and, accordingly, could affect the value of the notes and the amount, if any, payable to you at maturity.

In addition, one or more of our affiliates may publish research reports or otherwise express views about Oil. Any prospective purchaser of notes should undertake an independent investigation of Oil as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of Oil. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

We may have hedged our obligations under the notes directly or through certain affiliates, and we or they would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Oil Starting Level, the Oil Ending Level, the closing level of Oil on each Valuation Date, the Oil Return and the amount, if any, that we will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred. In performing these duties, Deutsche Bank AG, London Branch may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where Deutsche Bank AG, London Branch as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Oil closing level or the Oil Return on any Valuation Date and calculating the amount that we are required to pay you, if any, at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Valuation Dates and the Maturity Date will be postponed and your return will be adversely affected.

Holdings of the notes by our affiliates and future sales.

Certain of our affiliates may purchase for investment certain of the notes. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the notes offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the notes held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the notes may fall. The negative effect of such sales on the prices of the notes could be more pronounced if secondary trading in the notes is limited or illiquid.

The U.S. tax consequences of an investment in a note are uncertain.

There is no direct legal authority regarding the proper U.S. tax treatment of a note, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of a note. Consequently, significant aspects of the tax treatment of a note are uncertain and no assurance can be given that the IRS or the courts will agree with the characterization described herein. If the IRS were successful in asserting an alternative characterization for a note, the timing and character of income on a note might differ materially from the description herein. You should consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in a note (including alternative characterizations of a note) as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Please read carefully the section of this product supplement called “Certain U.S. Federal Income Tax Consequences.”

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes to holders who purchase the notes at the “issue price” and will hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described below, possibly on a retroactive basis. This summary does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities or foreign currencies, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold a note as a part of a hedging transaction, straddle, conversion or integrated transaction, or a United States holder (as defined below) who has a “functional currency” other than the U.S. dollar.

Tax Characterization of the Notes

Except as otherwise provided in the relevant pricing supplement, a note should be treated as a prepaid financial contract for U.S. federal income tax purposes. Due to the absence of authorities that directly address instruments that are similar to a note, significant aspects of the U.S. federal income tax consequences of an investment in a note are uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and no assurance can be given that the IRS or the courts will agree with the characterization or treatment described herein. Accordingly, you are urged to consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in a note (including the tax consequences that would arise under the alternative characterizations and treatments described below) and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the above characterization is respected.

Tax Consequences to United States Holders

The following discussion applies to “United States holders” of the notes. You are a “United States holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note who is (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Notes

Except as otherwise provided in the relevant pricing supplement and assuming that the characterization of the notes described above is respected, the following are the U.S. federal income tax consequences of the ownership and disposition of the notes.

Sale, Exchange or Retirement of a Note. Upon a sale, exchange or retirement of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and your adjusted tax basis in the note so sold, exchanged or retired. Your adjusted tax basis in a note should equal the cost thereof. Such gain or loss should be capital gain or loss and should be long-term capital gain or loss if you have held your note for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in a Note. Due to the absence of authorities that directly address the proper characterization of a note, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. Alternative U.S. federal income tax characterizations or treatments of the notes are possible, which, if applied, could materially affect the timing and character of the income or loss with respect to a note. It is possible, for example, that the notes could be treated as debt instruments issued by us. In that event, notes having a term from issue to maturity (including the last possible date that the notes could be outstanding) exceeding one year would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. Under such treatment, even if you are a cash-method taxpayer, in each year that you held a note you would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined at the time of issuance of the notes, even though no corresponding cash would be received on the notes. In addition, any gain on the sale, exchange or retirement of the notes would generally be treated as ordinary income, and any loss would be treated as an ordinary loss to the extent of your prior accruals of original issue discount, and as a capital loss thereafter. Other characterizations also are possible. You should consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in a note.

Tax Consequences to Non-United States Holders

The following discussion applies to you only if you are a non-United States holder of a note. You are a “non-United States holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note that is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust. You are not a non-United States holder if you are an individual present in the United States for 183 days or more in the taxable year of disposition. Such a holder should consult his or her own tax adviser regarding the U.S. federal income tax consequences of the disposition of a note.

Sale, Exchange or Retirement of a Note. Gain from the sale, exchange or retirement of a note should not be subject to U.S. federal income or withholding tax unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below.

Tax Consequences under Possible Alternative Characterizations. If the notes were treated as debt instruments, any payments or accruals made or deemed to be made nonetheless would not be subject to U.S. withholding tax, provided generally that (i) you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and otherwise satisfy applicable documentation requirements; and (ii) any gain realized on a sale, exchange or retirement of the notes is not effectively connected with your conduct of a trade or business in the United States.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and if income from the notes is effectively connected with the conduct of that trade or business, you generally will be taxed in the same manner as a United States holder. If the preceding sentence applies to you, then in order to claim an exemption from withholding tax, you will be required to provide a properly executed IRS Form W-8ECI in lieu of IRS Form W-8BEN. If this paragraph applies to you, you are urged to consult your own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

The cash proceeds received from a sale, exchange or retirement of the notes will be subject to information reporting unless you are an exempt recipient (such as a domestic corporation) and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a United States holder) or meet certain other conditions. If you are a non-United States holder and you comply with the identification procedures described in the preceding section, you generally will not be subject to backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS

Unless otherwise specified in the applicable pricing supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant pricing supplement) paid with respect to the notes which commissions include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the date of the relevant pricing supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in Oil or instruments whose value is derived from Oil. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of Oil as well as the Oil Starting Level, and therefore effectively establish a higher level that Oil must achieve for you to obtain a return on your investment or avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in Oil or instruments whose value is derived from Oil. Although we have no reason to believe that any of these activities will have a material impact on the level of Oil or the value of the notes, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

OIL

Operation of the Crude Oil Market

The following discussion of the operation of the crude oil market is based on publicly available information and is provided for informational purposes only. For more information on the crude oil market, see the United States Department of Energy’s Energy Information Administration (“EIA”) website at http://www.eia.doe.gov.

You should make your own investigation into the crude oil market in determining whether the Notes are a suitable investment for you.

Crude Oil Prices

Prices of oil, like those of other goods and services, reflect both the product’s underlying cost as well as market conditions at all stages of production and distribution. The price of crude oil, the raw material from which petroleum products are made, is established by the supply and demand conditions in the global market overall, and more particularly, in the main refining centers: Singapore, Northwest Europe, and the U.S. Gulf Coast. The crude oil price forms a baseline for product prices. Products are manufactured and delivered to the main distribution centers, such as New York Harbor, or Chicago. Product supplies in these distribution centers would include output from area refineries, shipments from other regions, and for some, product imports. Product prices in these distribution centers establish a regional baseline.

Crude oil prices are a result of thousands of transactions taking place simultaneously around the world, at all levels of the distribution chain from crude oil producer to individual consumer. Oil markets are essentially a global auction—the highest bidder will win the supply. When markets are “strong” (i.e., when demand is high and/or supply is low), the bidder must be willing to pay a higher premium to capture the supply. When markets are “weak” (i.e., when demand is low and/or supply is high), a bidder may choose not to outbid competitors, waiting instead for later, possibly lower priced, supplies.

Oil prices are affected by numerous factors and are subject to volatile price movements over short periods of time. Seasonal swings are an important underlying influence in the supply/demand balance, and hence in price fluctuations. As a practical matter, however, crude oil prices reflect more than just these seasonal factors; they are subject to a host of other influences. The overall supply picture is of course also influenced by the level of inventories. Oil demand is highly dependent on global macroeconomic conditions, which in turn can be dependent on global or regional economic, financial, political, regulatory, judicial or other events. It is not possible to predict the aggregate effect of all or any combination of these factors at any time or over any period of time.

Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Since 1973 there have been several sustained, sharp changes in the level of oil prices in response to crude oil shortages, known as “oil shocks”, including the Middle East oil embargo in 1973, the Iranian Revolution in 1979/80 and the Persian Gulf conflict in 1990. Prices can change rapidly due to crude oil supply disruptions stemming from world events, or domestic problems such as refinery or pipeline outages. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices world-wide because its members possess a significant portion of the world’s oil supply. Further, if oil demand rises quickly or supply declines unexpectedly due to refinery production problems or lagging imports, stocks may decline rapidly. When stocks are low and falling, some wholesalers may become concerned that supplies may not be adequate over the short term and bid higher for available product, leading to further price increases.

The NYMEX First Nearby Light Sweet Crude Oil Futures Contract

The NYMEX light sweet crude oil futures contract trades in units of 1,000 barrels, and the delivery point is Cushing, Oklahoma, which is also accessible to the international spot markets via pipelines. The contract provides for delivery of several grades of domestic and internationally traded foreign crude oils, following domestic crude oil streams including the West Texas Intermediate, Low Sweet Mix, New Mexican Sweet, North Texas Sweet, Oklahoma Sweet and South Texas Sweet. A futures contract is a legally binding obligation requiring the holder to buy or sell a particular commodity at a particular price and location at a specific date. Contracts are standardized so that each investor trades contracts with the same requirements as to quality, quantity, and delivery terms. In the case of the NYMEX light sweet crude oil futures contract, trading occurs during exchange hours on the floor of the S-17 exchange (the “open outcry session”). After hours, trading may be conducted on NYMEX ACCESS(R), NYMEX’s electronic trading system. Between the open outcry session and NYMEX ACCESS(R), trading occurs about 22 hours a day. The “first nearby” contract is the contract next scheduled for settlement. For example, as of January 28, 2006, the first nearby contract is the March 2007 futures contract, which is a contract for delivery of crude oil in March 2007. Subject to certain exceptions described more fully in this prospectus supplement, the Light Sweet Crude Price will be, for any day, the closing price for the NYMEX generic first nearby light sweet crude oil futures contract appearing under the ticker CL1 <CMDTY> as reported by Bloomberg L.P., or its successor, at the close of business on such day.

The notes are not sponsored, endorsed, sold or promoted by NYMEX. NYMEX makes no representation or warranty, express or implied, to the purchasers of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the NYMEX commodity futures prices to track general commodity market performance. NYMEX has no relationship to Deutsche Bank AG and NYMEX commodity futures prices are determined, composed and calculated by NYMEX without regard to any of Deutsche Bank AG or the notes. NYMEX has no obligation to take the needs of Deutsche Bank AG or the owners of the notes into consideration in determining, composing or calculating any NYMEX commodity futures closing price. NYMEX is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. NYMEX has no obligation or liability in connection with the administration, marketing or trading of the notes.

NYMEX does not guarantee the quality, accuracy and/or completeness of (i) the statements made herein or in any other materials used to describe, market and/or sell the notes, or (ii) the NYMEX commodity futures prices used in computing the return on the notes. NYMEX makes no warranty, express or implied, as to results to be obtained by Deutsche Bank AG, owners of the notes, or any other person or entity from the use of the NYMEX commodity futures prices included therein or for any other use. NYMEX makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the NYMEX commodity futures prices used in computing the return on the notes and is not liable for any error or omission in any price used in connection with the notes. Without limiting any of the foregoing, in no event shall NYMEX have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.

Investing in the notes is not equivalent to investing in futures contracts for light sweet crude oil.

TERMS OF NOTES

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Oil Starting Level, the Strike Level, if applicable, the Oil closing level on each Valuation Date, the Oil Ending Level, the Oil Return and the payment at maturity, if any, on the notes. In addition, the calculation agent will determine whether there has been a market disruption event. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the Maturity Date.

All calculations with respect to the Oil Starting Level, the Oil Ending Level, the Oil Return or any Oil closing level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount note at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities—Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

Unless otherwise specified in the relevant pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $10.00 principal amount note upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per $10.00 principal amount note as described under the caption “Description of Notes—Payment at Maturity,” calculated as if the date of acceleration were the Final Valuation Date. If the notes have more than one Valuation Date, then the business days immediately preceding the date of acceleration (in such number equal to the number of Valuation Dates in excess of one) shall be the corresponding Valuation Dates.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities—Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Discharge and Defeasance” are not applicable to the notes, unless otherwise specified in the applicable pricing supplement.

Listing

The notes will not be listed on any securities exchange, unless otherwise specified in the applicable pricing supplement.

Book-Entry Only Issuance—The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes—Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA”) in The City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the notes. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

UNDERWRITING

Under the terms and subject to the conditions contained in a Distribution Agreement to be entered into between Deutsche Bank AG and each of DBSI and DBTCA as agents and certain other agents that may be party to either Distribution Agreement from time to time (each an “Agent” and collectively with DBSI and DBTCA, the “Agents”), each Agent participating in an offering of notes has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant pricing supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant pricing supplement. DBSI and DBTCA may allow a concession to other dealers as set forth in the applicable pricing supplement, or we may pay other fees, in the amount set forth on the cover page of the relevant pricing supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of DBSI and DBTCA. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, DBSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. DBSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate principal amount of notes offered pursuant to a pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the notes offered in that offering.

No action has been or will be taken by us, DBSI, DBTCA or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement and the accompanying prospectus supplement, prospectus and pricing supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.